Exhibit 4.23

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT
MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER
IDENTIFIED BY THE MARK “[***]”.

Master Manufacturing Services Agreement

Effective Date: December 30, 2020

PARTIES

PATHEON PHARMACEUTICALS INC.,

a corporation existing under the laws of the State of Delaware, with its principal place of business at 2110
East Galbraith Road, Cincinnati, OH 45237 (“Patheon”),

- and -

CALLIDITAS THERAPEUTICS AB,

a company existing under the laws of Sweden, with its registered office and mailing address at PO Box
70351, SE-107 24 Stockholm, Sweden and its principal office and address for courier delivery at
Kungsbron 1, C8, SE-111 22 Stockholm (“Client”).

December 30, 2020

Confidential	Page 1 of 44

Page

1.	STRUCTURE OF AGREEMENT AND INTERPRETATION		4
	1.1	Master Agreement.	4
	1.2	Product Agreements.	4
	1.3	Definitions.	4
	1.4	Interpretation.	9
2.	PATHEON’S MANUFACTURING SERVICES		9
	2.1	Manufacturing Services.	9
	2.2	Subcontracting.	9
3.	CLIENT’S OBLIGATIONS		10
	3.1	Payment.	10
	3.2	Processing Instructions.	10
	3.3	API and Components.	10
	3.4	Packaging and Artwork.	12
4.	PRICE AND PRICE ADJUSTMENTS		12
	4.1	First Year Pricing.	12
	4.2	Annual Price Adjustments.	12
	4.3	Price Adjustments at any Time.	13
	4.4	Cost Improvement Plan.	14
5.	PURCHASING PRODUCT		14
	5.1	Orders and Forecasts.	14
	5.2	Reimbursed and Obsolete Stock.	16
	5.3	Storage.	16
	5.4	Invoices and Payment.	17
	5.5	Delivery and Shipping.	17
6.	PRODUCT CLAIMS AND RECALLS		17
	6.1	Product Claims.	17
	6.2	Product Recalls and Returns.	19
	6.3	Disposition of Deficient Product.	19
7.	CO-OPERATION AND REGULATORY AFFAIRS		19
	7.1	Governance.	19
	7.2	Governmental Agencies.	20
	7.3	Records.	20
	7.4	Audits.	20
	7.5	Regulatory Filings.	20
	7.6	Release.	21
	7.7	Withdrawal on Completion.	21
8.	TERM AND TERMINATION		22
	8.1	Initial Term.	22
	8.2	Termination for Cause.	22
	8.3	Obligations on Termination.	23
	8.4	Technology Transfer.	24

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(continued)

Page

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS		24
	9.1	Authority.	24
	9.2	Client Warranties.	24
	9.3	Patheon Warranties.	25
	9.4	Permits.	26
	9.5	No Warranty.	26
10.	LIABILITY AND REMEDIES		26
	10.1	Consequential and Other Damages.	26
	10.2	Limitation of Liability.	26
	10.3	Patheon Indemnity.	27
	10.4	Client Indemnity.	28
	10.5	Reasonable Allocation of Risk.	28
	10.6	Validation Batches.	28
11.	CONFIDENTIALITY		29
	11.1	Confidential Information.	29
	11.2	Use of Confidential Information.	29
	11.3	Exclusions.	29
	11.4	Photographs and Recordings.	30
	11.5	Permitted Disclosure.	30
	11.6	Marking.	30
	11.7	Return of Confidential Information.	30
	11.8	Remedies.	31
12.	INTELLECTUAL PROPERTY		31
	12.1	Inventions.	31
	12.2	Intellectual Property.	32
13.	MISCELLANEOUS		32
	13.1	Insurance.	32
	13.2	Independent Contractors.	32
	13.3	No Waiver.	32
	13.4	Assignment.	32
	13.5	Force Majeure.	33
	13.6	Additional Product and Services.	34
	13.7	Notices.	34
	13.8	Severability.	35
	13.9	Entire Agreement.	35
	13.10	Other Terms.	35
	13.11	No Third Party Benefit or Right.	35
	13.12	Execution in Counterparts.	35
	13.13	Use of Name.	36
	13.14	Taxes.	36
	13.15	Governing Law and Dispute Resolution.	36
APPENDIX 1 – FORM OF PRODUCT AGREEMENT			1
	Schedule A – Commercial Supply Pricing		2
APPENDIX 2 – DISPUTE RESOLUTION			1
	Negotiation		1

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(continued)

Page

Technical Disputes	1
APPENDIX 3 – API YIELD CALCULATION	1
Actual Annual Yield	1
Target Yield and Credit Calculation	1
Limits on API Liability	1
APPENDIX 4 – PRICE ADJUSTMENTS	1
Price Adjustment Calculation Due to Inflation	1
Price Adjustment Calculation Due To Currency Fluctuation	1

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With effect from the date stated at the start of this Agreement (the “Effective Date”), the parties have agreed to the following terms:

1.STRUCTURE OF AGREEMENT AND INTERPRETATION

1.1Master Agreement.

This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon in the business of performing manufacturing services may perform Manufacturing Services for Client or any Affiliate of Client. This master form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of Product through Patheon’s global network of manufacturing sites by entering into specific Product Agreements without having to re-negotiate the general terms and conditions that apply.

1.2Product Agreements.

This Agreement is structured so that Product Agreements may be entered into by the parties (or their Affiliates) for the manufacture of Product at any Patheon manufacturing site. Each Product Agreement will be governed by and will incorporate the terms and conditions of this Agreement, except to the extent that the parties to the Product Agreement modify the terms and conditions of this Agreement in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be substantially in the general form, and contain the information referred to, in Appendix 1. In case of any inconsistency between the Product Agreement and this Agreement, the Product Agreement will prevail.

1.3Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party; or
(b)	a business entity which is controlled by a party, either directly or indirectly; or
(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party;

For this definition, “control” means the lawful right to determine (by ownership of shares or otherwise) the election of the majority of directors (or equivalent managers) of a business entity;

“Annual Volume” means, for the purpose of the Price, Patheon’s assumed minimum volume of Product to be manufactured and delivered in any Year as set out in the “Annual Volume Forecast” section of Schedule A of the applicable Product Agreement;

“API” means the active materials listed in the applicable Product Agreement (references to “Active Materials” or “Active Pharmaceutical Ingredient” in documents forming part of this Agreement or of a Product Agreement will mean “API”);

“API Credit Value” means the value of the API for certain purposes of this Agreement, as set out in the applicable Product Agreement;

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“Applicable Laws” the Laws of all jurisdictions where Product is manufactured, distributed, and marketed as these are agreed by the parties in the Product Agreement;

“Authority” means any governmental, quasi-governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether intra- national, supra-national, federal, state, provincial, county or municipal, with competent jurisdiction over a party, the Manufacturing Services, or the relevant Product (or its use);

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Client’s resident jurisdiction, or the jurisdiction where the Manufacturing Site is located;

“Capital Equipment Agreement” means the separate agreement that the parties may enter into that addresses the rights and responsibilities of the parties regarding capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;

“cGMPs” means, as applicable, current good manufacturing practices as described in:

(a)	Parts 210 and 211 of Title 21 of the United States’ Code of Federal Regulations;
(b)	Commission Directive (EU) 2017/1572 (art. 2) (and such equivalent UK regulation as may be applicable post Brexit); and
(c)	Division 2 of Part C of the Food and Drug Regulations (Canada);

together with current final industry-accepted Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client Intellectual Property” means Intellectual Property, Inventions and Know-How (i) generated or derived by Client or its Affiliates before entering into the applicable Product Agreement or independent of this Agreement or the Product Agreement; or (ii) by Patheon while performing any Manufacturing Services which Intellectual Property; Inventions or Know-How is specific to, or dependent upon, the Product or other Client Intellectual Property, Client Inventions, Client Know-How or Client Confidential Information; including, without limitation, Inventions and Intellectual Property which may apply to the manufacturing processes, the delivery system or the formulation or development of the Product.

“Client-Supplied Components” means those Components supplied or to be supplied by or on behalf of Client as identified in Schedule A of a Product Agreement (if any);

“Components” means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture or package Product in accordance with the Processing Instructions, other than the API;

“Confidential Information” has the meaning specified in Section 11.1;

“Conversion Fee” means the Price for performing the Manufacturing Services excluding the cost of Components as specified in the Product Agreement;

“Cost Improvement Plan” has the meaning specified in Section 4.4;

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“DEA” means the Drug Enforcement Administration of the United States Department of Justice;

“Deficient Product” has the meaning specified in Section 6.1(a);

“Dispute” has the meaning specified in Section 13.15.

“Disclosing Party” has the meaning specified in Section 11.1;

“Duties” have the meaning specified in Section 13.14(b);

“EMA” means the European Medicines Agency;

“FDA” means the United States Food and Drug Administration;

“Firm Order” has the meaning specified in Section 5.1(d);

“Health Canada” means the department of the Canadian Government known as Health Canada and includes, among other relevant branches, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Initial Product Term” has the meaning specified in Section 8.1;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and Know-How;

“Invention” means any innovation, improvement, development, discovery, computer program, device, trade secret, method, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means, at a point in time, all inventories of Components and work-in-process under Patheon’s care or control used for the manufacture or packaging of Product;

“Know-How” means (i) all technical information or data relating to the Products, including processes, Specifications, formulas, procedures, techniques, practices and instructions of, and scientific, analytical and technical data and studies for, the synthesis, manufacturing, pharmaceutical processing, formulation, packaging, labelling, storage and transportation of the Products; and (ii) non-clinical and clinical data and studies relating to the Products including documents containing such information. The fact that an item is known to the public will not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is not known to the public. Know-How includes any rights including trade secrets, copyright, database or design rights protecting the Know-How.

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Local Currency” has the meaning specified in Appendix 4;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

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“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, packaging, labelling, release and related services for the manufacture of Product for distribution in the Territory, as further detailed in the relevant Product Agreement;

“Manufacturing Site” means the facility identified in a Product Agreement where the Manufacturing Services will be performed;

“MHRA” means the Medicines and Healthcare Regulatory Agency (U.K. agency responsible for reviewing, approving and inspecting drug products);

“Minimum Market Requirement” has the meaning specified in Section 2.1;

“Minimum Order Quantity” means, for each manufacturing campaign ordered, the minimum number of units or batches of a Product that Client must purchase, as set out in Schedule A of the applicable Product Agreement;

“Non-Severable Intellectual Property” has the meaning specified in Section 12.1(c).

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means a business that derives greater than 50% of its revenues from performing contract pharmaceutical or biopharmaceutical process development or commercial manufacturing services;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon or its Affiliates before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, the Product, Client Intellectual Property, Client Inventions, Client Know-How or Client Confidential Information including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes, delivery systems, or the formulation or development of drug products unrelated to the specific requirements of the Product or its manufacture;

“Price” means the fees to be charged by Patheon for:

(a)	performing the Manufacturing Services;
(b)	the cost of Components (other than Client-Supplied Components); and
(c)	any separate cost items and other fees,

as set out in Schedule A of the applicable Product Agreement;

“Processing Instructions” means the agreed file, for each Product, which is provided by Client to Patheon in accordance with the procedures listed in a Product Agreement on Schedule A and which contains documents relating to each Product, including, without limitation:

(a)	quality control testing methods for API and Components;
(b)	manufacturing instructions, directions, and processes;
(c)	any storage requirements for the API, Components, or Product;

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(d)	all environmental, health and safety information for the Product including material safety data sheets;
(e)	the finished Product quality control testing methods, packaging instructions, storage and shipping requirements for the Product; and
(f)	Specifications.

“Product” means a product listed in Schedule A of a Product Agreement;

“Product Agreement” means the agreement between Patheon and Client (or their applicable Affiliates) substantially in the form set out in Appendix 1 of this Agreement, under which Patheon will perform Manufacturing Services;

“Product Claims” has the meaning specified in Section 6.1(a);

“Quality Agreement” means a separate agreement that sets out the quality assurance standards for the Manufacturing Services;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” has the meaning specified in Section 7.5(a);

“Regulatory Authority” means the FDA, EMA, MHRA, Health Canada and NMA and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical or biopharmaceutical products, including the Products, in the Territory;

“Reimbursed Stock” has the meaning specified in Section 7.5(a);

“Release Date” means in relation to each batch of Product the scheduled date by which the Product will be released by Patheon’s quality department (by confirmation or certification) as agreed in the Quality Agreement and made available for shipment, and as confirmed by Patheon in a Firm Order;

“Representatives” means, a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners or professional advisors;

“Rolling Forecast” has the meaning specified in Section 5.1(b);

“Severable Intellectual Property” has the meaning specified in Section 12.1(d);

“Specifications” mean specifications for Active Materials and Components, the finished Product specifications, and the packaging specifications for each Product, all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;

“Technical Dispute” has the meaning specified in Appendix 2;

“Territory” means the geographic area described in a Product Agreement where Product manufactured by Patheon will be distributed;

“Third Party Rights” means the Intellectual Property of any third party;

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“Transaction Tax” has the meaning specified in Section 13.14(a);

“VAT” has the meaning specified in Section 13.14(a);

“Year” means in the first year of this Agreement or a Product Agreement, the time from the Effective Date up to and including December 31 of the same calendar year, and after that will mean a calendar year; and

“Yearly Forecast Volume” has the meaning specified in Section 5.1(f).

1.4Interpretation.

The division of this Agreement into Sections, Subsections, Appendices and Schedules, and the insertion of headings, are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix or Schedule refers to the specified Section, Appendix or Schedule to this Agreement. In this Agreement, the term “this Agreement” and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix or Schedule of this Agreement. Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

This Agreement and each Product Agreement entered into hereunder is an agreement for the provision of Manufacturing Services and not an agreement for the purchase and sale of goods. References to purchases, orders and prices of Product in this Agreement are to purchases, orders and prices of the Manufacturing Services related to Product provided for hereunder. Without limitation on the provisions of Section 13.1 (Insurance), title to all API and Client-Supplied Components will remain vested in Client while these items are in the possession and control of Patheon, title to all inventories of Product (including work in progress) manufactured by Patheon will vest in Client from their creation, and title to all Components sourced by Patheon and held for manufacture of Product will transfer to Client upon their incorporation into Product or, if earlier, Client’s reimbursement of Patheon’s procurement cost as provided in Section 5.2(b).

2.PATHEON’S MANUFACTURING SERVICES

2.1Manufacturing Services.

Patheon will perform the Manufacturing Services as set out in the relevant Product Agreement for the Price and in accordance with the Quality Agreement. Subject to the preceding sentence, Patheon will receive, quality control and convert API and Components into Product, and provide supportive Manufacturing Services such as quality assurance (for example quality controls, analytical testing, and stability programs), primary and secondary packaging, and any other related Manufacturing Services as agreed between the parties.

The percentage of Client’s requirements for each Year for deliveries of Product that Patheon will manufacture (the “Minimum Market Requirement”) will be determined in each Product Agreement. Unless otherwise specifically agreed in a Product Agreement for a particular Product all Manufacturing Services covered by this Agreement will be provided on a non-exclusive basis.

2.2Subcontracting.

Patheon may only subcontract the Manufacturing Services under a Product Agreement or any other of its obligations under this Agreement to any of its Affiliates or any third party (“Third Party Subcontractor”) with Client’s prior written consent. Patheon will remain exclusively liable to Client for any breach of this Agreement or negligence by its Affiliates or any Third Party Sub-Contractor in the course of performing: (i) subcontracted Manufacturing Services under a Product Agreement; or (ii) obligations under

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the Quality Agreement. But Patheon’s liability for Third Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this Agreement. Patheon will have no liability arising from the performance of services by Third Party Subcontractors to the extent that the Third Party Subcontractor is following the direct instructions of Client.

3.CLIENT’S OBLIGATIONS

3.1Payment.

Client will pay Patheon the applicable Price in accordance with Sections 4 and 5. All cost items that are not included in the Price (as specified in the applicable Product Agreement) are subject to additional fees to be paid by Client.

3.2Processing Instructions.

Before the start of commercial manufacturing of Product under this Agreement, Client will give Patheon a copy of the Processing Instructions, which must be accompanied by the applicable API, Component and finished product Specifications (if applicable, matching the Specifications approved by the applicable Regulatory Authority). If the Processing Instructions or accompanying documents received are amended or no longer reflect those currently approved by the Regulatory Authority, then Client will give Patheon a copy of the revised documents (if applicable, matching the revised Specifications approved by the applicable Regulatory Authority). Upon receipt of the revised Processing Instructions and accompanying documents, Patheon will give Client a signed and dated receipt and make amendments to the Manufacturing Services as necessary by following the procedure set out in the Quality Agreement. At Patheon’s request, Client will provide evidence of the executed original documents submitted by or on behalf of Client to the Regulatory Authority to the extent necessary in order for Patheon to provide the Manufacturing Services.

3.3API and Components.

(a)

Client will at its sole cost and expense deliver the API and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010). Patheon will supply all other materials and Components which are not API or Client-Supplied Components required to perform the Manufacturing Services and these materials will be included in the Price. Client’s obligation will include obtaining the release of the API and any Client-Supplied Components from the applicable customs agency and Regulatory Authority. Unless otherwise agreed in writing, Client or Client’s designated broker will be the “Importer” or “Importer of Record” (or equivalent, as understood under Applicable Laws) for API, Client-Supplied Components and drug products (if applicable) provided by Client and imported to the Manufacturing Site, and Client is responsible for compliance with Applicable Laws (and the cost of compliance) relating to that role. For API or Client-Supplied Components which may be subject to import or export to or from the United States, Client agrees that it will require its vendors and carriers to comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.

(b)

Unless otherwise agreed in writing between the parties, the API and any Client-Supplied Components must be delivered by the Client to the Manufacturing Site at least [***] before the scheduled manufacture date for Product covered by a Firm Order in sufficient quantity to enable Patheon to manufacture the agreed quantities of Product. Patheon reserves the right to refuse to store any quantity of API in excess of the amount necessary for the Firm Order, at its sole discretion at any

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time. If Client fails to deliver the API or Client-Supplied Components within the agreed time period and, making commercially reasonable efforts, Patheon is unable to manufacture Product on the scheduled date because of the delay, the Firm Order will be considered cancelled by Client and Section 5.1(e) will apply.

(c)

Patheon will control the unloading of API and Client-Supplied Components arriving at the Manufacturing Site and Client will request its carrier to comply with all reasonable related directions of Patheon. The API and Client-Supplied Components will be held by Patheon on behalf of Client as set out in this Agreement. The API and Client-Supplied Components will at all times remain the property of Client. Any API and Client-Supplied Components received by Patheon will only be used by Patheon to perform the Manufacturing Services or any development services if and as instructed by Client and may not be used for any other purpose.

(d)

Client will ensure that: (i) all delivered API meets the Specifications for that API; and (ii) all shipments of API are accompanied by the required documentation as specified in the applicable Quality Agreement.

(e)	Patheon will (i) inspect and perform all tests with respect to the API specified in the Product Agreement; and (ii) store and keep all API in accordance with the Processing Instructions.
(f)

If Client asks Patheon to qualify an additional supplier for the API or any Component, the parties must agree on the scope of work to be performed by Patheon and the additional fees to be paid by Client. For any API or any Component, this work at a minimum will include: [***].

(g)

Patheon will promptly advise Client if it encounters API or Component supply problems, including delays, shortfalls or delivery of non-conforming API or Components from a Client designated additional supplier. The parties will cooperate to reduce or eliminate any supply problems from these designated suppliers. If the supply problems persist from suppliers of Client-Supplied Components or suppliers of API where the Client provides API, Patheon may suspend the Manufacturing Services affected by the problems until it is satisfied that the Client has resolved the problems with its supplier or appointed an alternative supplier. Client will qualify or certify (as appropriate) all Client designated additional suppliers. Client will qualify or certify (as appropriate) all Client designated additional suppliers at its expense and will provide Patheon with a statement concerning this qualification. If Patheon agrees to certify or qualify a Client designated additional supplier on behalf of Client, it will do so for an additional fee payable by Client. Patheon will be responsible to solve any issues with any Component suppliers which are not suppliers of Client-Supplied Components or suppliers of API where the Client provides API, and will keep Client updated on the progress.

(h)

Shortage, Damage or Defect. If any shipment of API delivered by Client contains any damage, shortage or defect of the API, Patheon will notify Client (i) within [***] days of receipt of the shipment if the damage, shortage or defect can be ascertained by the exercise of reasonable diligence upon examination by Patheon on receipt of the shipment, or (ii) within [***] days after discovery if the damage, shortage or defect cannot be ascertained by the exercise of reasonable diligence

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upon examination by Patheon on receipt of the shipment (including without any limitation non-conformities relating to stability).

(i)

Subject to Section 3.3(b), if there is any damage to, defect in or shortfall of any API delivered by Client or in any associated documentation, Client will at Client’s option either: (i) replace the non-conforming API with conforming API at Client’s costs; or (ii) adjust the Firm Order for Product affected by the damage, defect or shortfall.

3.4Packaging and Artwork.

Client will be responsible for the cost of artwork development and approval of all artwork. Client will be responsible for changes to labels, product inserts, and other packaging for the Product, including obtaining all required approvals. Unless otherwise agreed, Client will be responsible for the cost of labelling obsolescence as contemplated in Section 5.2. Patheon’s name will not appear on the label or anywhere else on the Product unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. If possible, at least [***] days prior to the Release Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon and in accordance with the applicable Specifications, final camera ready artwork for all packaging Components to be used in the manufacture of the Product. Client will be responsible for any additional reasonable costs as agreed by the parties associated with complying with any and all regulatory requirements for the labelling and tracking of the manufactured Product, including product serialisation, product data transfer and anti-counterfeiting requirements in the Territory.

The Parties agree and accept that regulatory changes may be required within the [***] days and that it might not be possible to uphold the [***] days during the launch period. In such case, Client will reimburse Patheon for any reasonable direct and verifiable additional costs for implementing the artwork on time.

4.PRICE AND PRICE ADJUSTMENTS

4.1First Year Pricing.

The Price for each Product will be listed in Schedule A of a Product Agreement and may be adjusted under this Section 4.

4.2Annual Price Adjustments.

Patheon may adjust the Price effective January 1st of each Year as follows:

(a)	Inflation. Patheon may adjust the Conversion Fee for inflation in accordance with Appendix 4.
(b)

Currency Fluctuations. If the parties agree in a Product Agreement to invoice in a currency other than the Local Currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations. The adjustment will be calculated in accordance with Appendix 4 after all other annual Price adjustments under this Section 4.2 have been made.

(c)

Pricing Basis. Unless otherwise agreed in a Product Agreement, Client acknowledges that the Conversion Fee in any Year is agreed based upon the applicable Minimum Market Requirement, Annual Volume, and Minimum Order Quantity for that Year. If Patheon reasonably concludes, or is notified by Client, that the Minimum Market Requirement, Annual Volume or Minimum Order Quantity

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will not be ordered as required for a Year, Patheon may make a commercially reasonable adjustment in the Conversion Fee for remaining purchase orders with a requested Release Date in that Year, this adjusted price to be applicable to orders placed by Client after the receipt of the notice of adjustment. If this adjustment is made, Patheon will take its effect into account when calculating any potential shortfall Conversion Fee as set out in Section 5.1(f). The prices of Components will be adjusted as set out in Section 4.2(e).

(d)

Tier Pricing. If the Pricing is divided into Annual Volume tiers, unless otherwise agreed in a Product Agreement, Client will be invoiced during the Year based at the forecasted Annual Volume tier. Within [***] days after the end of each Year or on termination of the Product Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by Client during the Year at the actual applicable Pricing tiers. If the reconciliation shows an overpayment, Patheon will issue a credit to Client for the amount of the overpayment within [***] days after the end of the Year or will reimburse the overpayment within [***] days after termination. The parties will work together in good faith to resolve any disagreement over the reconciliation.

(e)	Component Price: The price for Components will be adjusted annually corresponding to the direct and verifiable price increase or decrease for the Components purchased for use in the subsequent Year.

For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or about [***] of each Year (unless otherwise agreed in writing) a letter stating the adjusted Pricing under a Product Agreement to be effective for Product with a confirmed Release Date after [***] of the next Year including any Firm Orders accepted by Patheon before that date. Any omitted adjustment in a Year does not waive Patheon’s right to make a prospective, cumulative adjustment with the next permitted adjustment. Patheon will provide reasonable documentation to Client to support this prospective, cumulative adjustment. Client will not be obligated to pay any additional costs retrospectively.

4.3Price Adjustments at any Time.

The Prices may be adjusted by Patheon at any time upon written notice to Client as follows:

(a)

Extraordinary Increases in Component Costs. If the cost of a Component increases cumulatively by at least [***]% since the last annual adjustment under Section 4.2 as a result of market factors outside of Patheon’s control, then Patheon will be entitled to adjust the Price for the Component to reflect the verified increase and as otherwise agreed in the Product Agreement. The revised Price will become effective with the first use of the higher cost Component in the manufacture of the Product but in any event not earlier than a month following the notice to Client of the Price increase. For a Price adjustment under this Section 4.3(a), Patheon will deliver to Client a revised Schedule A to the Product Agreement. If this Price increase is due to a temporary market factor, the Price will be adjusted downward after the temporary market factor is resolved and Patheon’s cost for the Component decreases.

(b)

Changes. The scope of the Manufacturing Services is set by the agreed Processing Instructions, the Regulatory Approvals, the Quality Agreement and any assumptions, inclusions, exclusions and other parameters set out in the applicable Product Agreement. Changes to the scope of the Manufacturing Services and related changes to the Price must be agreed in writing by the parties (using a

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“Change of Scope” agreement, or similar, setting out the agreed activities and costs of implementation) and are subject to the change control provisions of the Quality Agreement. Where Patheon requests a change to the Manufacturing Services, the change will be implemented following written approval of Client. If the change will affect a regulatory filing, the parties will reasonably discuss and resolve the issue, but Client will still have to approve the change before it is implemented. If Patheon requests a change for the sole benefit of Patheon that will have an impact on either the process requiring qualification or the regulatory files, Patheon will carry the cost for the re-qualification and re-registrations in the full extent of the Client’s responsibilities, including Client’s customer’s cost to implement the change, if applicable.

4.4Cost Improvement Plan.

Patheon and Client will discuss on an ongoing basis any improvement and competitive best practice strategies to improve the Manufacturing Services and achieve cost efficiencies for the Products with the goal of maintaining the commercial viability of the Product long term beyond (and excluding) those resulting from changes in Manufacturing Services agreed to in the Product Agreement and changes to ensure compliance with cGMP (“Cost Improvement Plan”). Prior to executing the Cost Improvement Plan, Patheon and Client will agree to a reasonable cost sharing agreement for any projected costs related to the Cost Improvement Plan. The cost efficiencies will be incorporated into the Price for Product when the Cost Improvement Plans have been implemented.

If [***] initiates and drives the Cost Improvement Plan, the efficiencies will be [***].

5.PURCHASING PRODUCT

5.1Orders and Forecasts.

(a)

Long Term Forecast. On or before [***] of each Year, Client will, solely for planning purposes, give Patheon a non-binding written forecast of Client’s volume requirements for the Product for each of the next [***] Years (“Long Term Forecast”), based on requested Release Dates. If Patheon foresees any capacity constraint affecting any portion of the Long Term Forecast, it will notify Client without undue delay and the parties will discuss actions to increase the capacity.

(b)

Rolling Forecast. Before each Product Agreement is executed, Client will give Patheon a written forecast of the volume of Product that Client expects to order with a requested Release Date in each of the next [***] months (the “Rolling Forecast”). Client will provide an updated Rolling Forecast: (i) on or before the tenth day of each month; and (ii) if at any time it determines that the total forecast volumes estimated in the most recent Rolling Forecast have changed by more than [***]. Each updated Rolling Forecast supersedes all previous Rolling Forecasts.

(c)

Orders. On or before the tenth day of each month, Client will issue a new purchase order for any required Product. Each purchase order must meet the Minimum Order Quantity and specify the purchase order number, quantities by Product type, and requested Release Dates for the Product (which must occur at least [***] after [***]).

(d)	Acceptance of Purchase Orders. To the extent that a purchase order covers Product that is forecast in the Rolling Forecast, Patheon will accept the purchase

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order by sending an acknowledgement to Client, including the confirmed Release Dates. Subject to Section 5.1(f), if Patheon fails to acknowledge receipt of a purchase order within [***] Business Days, the purchase order will be considered accepted by Patheon. An accepted purchase order will be binding on the parties (a “Firm Order”), except that either party may request to change any Release Date beyond [***] after [***]. The parties may negotiate in good faith and agree on any requested alternative Release Date. Neither party may unreasonably reject an alternative Release Date requested under this Section 5.1(d) by the other party, but, if the parties cannot agree, the original Release Date set out in the Firm Order will apply.

(e)

Cancellation or Postponement. Patheon will determine the manufacturing schedule of all Product covered by Firm Orders. If Client cancels or reduces a Firm Order or wishes to postpone the applicable Release Date (subject to Section 5.1(d)), Client will remain liable to pay Patheon the Conversion Fee. Patheon will use commercially reasonable efforts to place the lost manufacturing capacity from a cancelled or postponed Firm Order with another Patheon client. To the extent Patheon is able to do so, it will not charge Client for the cancelled or postponed Firm Order.

(f)

Capacity Reservation. Starting on [***], in the year immediately following the calendar year in which the Product was launched, Patheon will use the Rolling Forecast provided in [***] each year to reserve its manufacturing capacity in the following Year (the “Yearly Forecast Volume”).

At the end of each Year, if the aggregate actual volume of Product ordered by Client with a confirmed Release Date within the Year, taking into account any Product paid for but not ordered, (“Actual Yearly Volume”) is less than [***], then Patheon may invoice and Client will pay to Patheon:

The Conversion Fee for the shortfall of Product below the tolerance during the Year in an amount calculated as follows:

[***]

The Conversion Fee with respect to a Year for which a Price adjustment was made as provided in Section 4.2(c) will be subject to adjustment as provided therein.

Patheon is obliged to supply product up to [***] of the Yearly Forecast Volume. If the quantity of Product requested by Client in a Year (in purchase orders received by Patheon) exceeds the Yearly Forecast Volume for that Year, Patheon will use commercially reasonable efforts to supply the additional Product volumes. Patheon will not be considered to have accepted any purchase order for the additional Product volumes without written confirmation.

(g)

Controlled Substance Quota Requirements (if applicable). Client will give Patheon the information set out below for obtaining any required DEA or equivalent agency quotas (“Quota”) needed to perform the Manufacturing Services. Patheon will be responsible for routine management of Quota information in accordance with Applicable Laws. The parties will cooperate to communicate the information and to assist each other in Regulatory Authority information requirements related to the Product as follows: (i) by April 1 of each Year for the applicable Product, Client will provide to Patheon the next Year’s annual Quota requirements for the

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Product; (ii) by August 1 of each Year, Client will provide to Patheon any changes to the next Year’s Quota requirements; (iii) Client will pro-actively communicate any changes to the Quota requirements for the then-current Year in sufficient time to allow Patheon to file and finalize Regulatory Authority filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional Quota, Patheon will submit to the applicable Regulatory Authority, on a timely basis, all filings necessary to obtain Quotas for API and will use commercially reasonable efforts to secure sufficient Quota from the applicable Regulatory Authority so as to achieve Release Dates for Product as set out in applicable purchase orders and forecasts submitted to Patheon by Client or its designee; and (v) Patheon will not be responsible for any Regulatory Authority’s refusal or failure to grant sufficient Quota for reasons beyond the reasonable control of Patheon (including where Client fails to provide the required information in accordance with this Section 5.1).

5.2Reimbursed and Obsolete Stock.

(a)

Client understands and acknowledges that Patheon will rely on purchase orders, Firm Orders, and the Rolling Forecast in ordering the Components (other than Client-Supplied Components) required to meet anticipated Firm Orders. Patheon may purchase the Components in sufficient volumes, and reasonably in advance of the expected use of the Component (taking into account lead times and shelf-life), to meet the production requirements for Products covered by anticipated Firm Orders or to meet the production requirements of any longer period agreed to by the parties. Notwithstanding the above, Patheon will not without Client’s written consent (i) exceed any maximum agreed stock level of Components agreed in the Product Agreement; or (i) procure more than what is required for the next [***] of manufacture according to the latest Rolling Forecast. When purchasing Components, Patheon will at least apply its ordinary practices and procedures for procurement as it would have if Patheon itself bore the cost of the Components.

(b)

Provided that a change is not initiated by Patheon for its sole benefit and that the change has been mutually agreed before the start of the work, Client will reimburse Patheon for the cost of Components ordered by Patheon specifically for Firm Orders or for any longer period mutually agreed that (a) are not used in the Manufacturing Services within [***] after the forecasted month for which the purchases have been made (“Reimbursed Stock”), or (b) have expired or are rendered obsolete due to changes in any forecast or Processing Instructions, GMP, artwork or Applicable Laws during the period (such expired or obsolete Components collectively, “Obsolete Stock”). This reimbursement will include (x) Patheon’s purchase and in-coming shipping costs, (y) [***] handling fee to cover testing, stocking and handling costs excluded from purchase and in-coming shipping costs, and (z) costs of destruction if, after consultation with Client, any Obsolete Stock is destroyed. If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client. Patheon will use commercially reasonable effort to minimize the amount of any Reimbursed Stock or Obsolete Stock.

5.3Storage.

If: (i) Client fails to take possession or arrange for the destruction of Obsolete Stock or any Reimbursed Stock is not used in the Manufacturing Services within [***] after the forecasted month for which the purchases have been made, within [***] of receipt of written notice from Patheon identifying the

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Obsolete Stock or Reimbursed Stock; (ii) any equipment (other than existing Patheon equipment) is stored at the Manufacturing Site at any time prior to its use in the Manufacturing Services; or (iii) Product is not collected by Client within [***] of the Release Date notified by Patheon, Client will pay Patheon [***] for storing the, the Obsolete Stock, Reimbursed Stock, equipment or Product. Storage fees for Obsolete Stock, Reimbursed Stock or Product which contain controlled substances or require refrigeration will be charged at [***]. Storage fees are subject to a [***] minimum charge [***]. Patheon may ship Product held by it longer than [***] to Client at Client’s expense on [***] written notice to Client. If Patheon is unable to store any material due to capacity constraints, Patheon may, with Client’s prior written consent, use an Affiliate or qualified third party to store (outside the Manufacturing Site) any material under this Agreement provided that it can be stored in compliance with the terms of this Agreement and the Quality Agreement. After the limited storage periods stated above, Client will assume all risk of loss or damage to materials and Client will be responsible for having appropriate insurance coverage in place for this risk.

5.4Invoices and Payment.

For shipments of Product, Patheon will issue invoices to Client on or after the Release Date of the Product. Otherwise, Patheon will issue invoices for Manufacturing Services on completion or as agreed in the Product Agreement. Patheon will also submit to Client, with each shipment of Product, a duplicate copy of the invoice covering the shipment. Invoices will be sent by email on the date issued to the email address given by Client to Patheon in writing. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices within [***] of the date of invoice. If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at [***]% per month. Patheon may, on giving [***] written notice to Client, suspend all Manufacturing Services, including release and shipment of Product, until all undisputed past due invoices have been paid in full. If Patheon has not received a confirmation that this notice has been received by Client within [***], Patheon will send one more written notice to Client with registered mail. Patheon will have no liability to Client for losses caused by this suspension, including without limitation, losses due to delayed Product delivery or Product shortages. The right to suspension will not apply in case Client has been unable to pay any invoiced due to Force Majeure. Patheon will lift the suspension under this Section 5.4 and restart the Manufacturing Services as soon as all undisputed past due invoices have been paid in full.

5.5Delivery and Shipping.

Delivery of Product and any other materials will be made EXW (Incoterms 2020) from Patheon’s Manufacturing Site unless otherwise agreed in a Product Agreement. Subject to Section 8.3, risk of loss or of damage to Product will remain with Patheon until Patheon loads the Product onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. But if Client fails to collect Product within [***] after it has been released for shipment by Patheon, Client will assume all risk of loss or damage to the released Product. Patheon may, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping (to Client or any third party nominated by Client) to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Product and may monitor Patheon’s shipping and freight activity under this Agreement.

6.PRODUCT CLAIMS AND RECALLS

6.1Product Claims.

(a)

Rejection. Client may reject any manufactured Product that it reasonably considers to be deficient based on documentation provided by Patheon or Client’s own inspection or testing of delivered Product.

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(b)	Product Claims.
(i)

Client may claim a remedy (a “Product Claim”) for any batch of Product or portion thereof for which Patheon did not perform the Manufacturing Services in accordance with the agreed Processing Instructions, cGMPs, or Applicable Laws, or what is otherwise set out in this Agreement or the Quality Agreement (“Deficient Product”). Client will visually inspect Product manufactured by Patheon, or batch documentation provided by Patheon, upon receipt and will give Patheon written notice (an e-mail will suffice) of all Product Claims within [***] after receipt (or, in the case of any deficiency not reasonably susceptible to discovery upon visual inspection, within [***] after discovery by Client, but not after the expiration date of the Product). If Client fails to provide a Product Claim within the applicable [***] period, then the Product will be considered to have been accepted by Client on the [***]. Patheon will have no liability for any deficiency for which it has not received notice within the applicable [***] period.

(ii)

This Section 6 sets out the only liability of Patheon for Deficient Products. Patheon will provide a remedy for Product Claims as specified in Section 10.2, but Patheon will have no obligation for any Product Claims to the extent the Deficient Product was caused by: (i) deficiencies in the Processing Instructions, Specifications, the safety, efficacy, or marketability of the Product or its distribution; (ii) a defect in the API or an incorporated Component that was not reasonably discoverable by Patheon using the test methods set out in the Processing Instructions or are required under GMP or Applicable Laws; (iii) actions of Client or third parties occurring after the Product is delivered by Patheon; (iv) packaging design or labelling defects or omissions for which Patheon has no responsibility; or (v) any other breach by Client of its obligations under this Agreement. If after a full investigation as set out in the Quality Agreement and this Section 6.1(b)(ii), it is determined that Patheon manufactured Product in accordance with the agreed Processing Instructions, cGMPs and Applicable Laws and with the due care and skill of a reputable contract manufacturer of pharmaceuticals, but a batch or portion of batch of Product is not released, Client will pay Patheon the Price for the Product with the deduction of any liability Patheon has for API loss as set out in Appendix 3.

(c)

Determination of Deficiency. Upon receipt of a Product Claim, the parties will investigate the matter in accordance with the Quality Agreement. If, after joint testing or investigation has been performed, the parties still cannot agree on the root cause, the provisions of Appendix 2 will apply and, after the required negotiation, the dispute will be handled as a Technical Dispute.

(d)	If there is any shortfall in any shipment of Product delivered, as against the relevant Firm Order, Patheon will at Client’s option either:
(i)	deliver the shortfall to Client, as soon as reasonably possible, at Patheon’s cost; or
(ii)	credit or refund to Client, at Client’s discretion, the amount equivalent to the value of the shortfall within [***].

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(e)

Shortages and Deficiency Disputes. If a dispute arises between the Parties as to any claimed damage or defect in or shortages of the Product delivered, which cannot be resolved by the parties within [***] of a claim being notified by Client to Patheon, the dispute will be handled under Appendix 2, Dispute Resolution.

6.2Product Recalls and Returns.

(a)

Records and Notice. The parties will each maintain records necessary to permit a recall of any Product delivered to Client or customers of Client. Each party will promptly notify the other party of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product in accordance with the Quality Agreement. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client in its sole discretion. “Recall” will mean any action: (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); (ii) by any Regulatory Authority to detain or destroy any of the Product; or (iii) by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.

(b)

Recalls. If: (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled; (ii) a court of competent jurisdiction orders a Recall; or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, then Patheon will co-operate as reasonably required by Client, having regard to all Applicable Laws.

(c)

Recalled Product. To the extent that a Recall results from, or arises from Deficient Product, Patheon will be responsible for the reasonable documented out-of-pocket expenses of the Recall. Deficient Products will be remedied as set out in Section 10. If a Recall is necessary for reasons in addition to the fault or negligence of Patheon, then Patheon and Client will be responsible for a proportionate share of these costs, to be agreed between the parties. Subject to the above, Client will bear the costs of any recall in all other circumstances. Patheon’s only liability for API loss is set out in Appendix 3.

6.3Disposition of Deficient Product.

Client will not dispose of any damaged, returned, or Deficient Product for which it intends to assert a Product Claim against Patheon without Patheon’s prior written authorization to do so. Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of return and disposition of any Deficient Products. In all other circumstances, Client will bear the cost of return and disposition of the Product if it turns out that the Product is not Deficient Product.

7.CO-OPERATION AND REGULATORY AFFAIRS

7.1Governance.

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Each party will without delay upon execution of this Agreement or a Product Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet a minimum of once per Year to review the current status of the business relationship, including review of key performance indicators such as Product and API delivery, on-time delivery, right first time, investigation closure on time, rejected batches, attainment of the Minimum Market Requirement, Patheon’s long term capacity plan, communication and approvals under the Quality Agreement, and to manage any issues that have arisen. The parties will meet a minimum of once per quarter to review ongoing business as well as fulfilment of the KPIs.

7.2Governmental Agencies.

Subject to any restrictions in the Quality Agreement, each party may communicate with any Regulatory Authority responsible for granting Regulatory Approval for the Product (or in Patheon’s case the Manufacture of Products) and any other relevant Authority regarding the Product (or in Patheon’s case the Manufacture of Products) if, in the opinion of that party’s counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of the Authority or Applicable Laws. Otherwise, the parties will consult with each other in relation to regulatory communications relating to the Product in accordance with the Quality Agreement. If Patheon has communicated with any Regulatory Authority in relation to the Manufacture of the Product or that may otherwise be related to the Product, Patheon will without undue delay provide copies of the communication to Client (to the extent it is legally permitted to do so).

7.3Records.

Patheon will keep records of the manufacture, testing, and shipping of the Product, and retain samples of the Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, Applicable Laws, cGMP and the Quality Agreement. Copies of the records and samples will be retained as and for the period specified in the Quality Agreement. Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired, but Patheon must give at least 30 days written notice to Client before destroying any records.

7.4Audits.

Subject to the limits agreed in the Quality Agreement, Patheon will give Client and any Client representative or partner reasonable access at agreed times to the areas of the Manufacturing Site in which the Product is manufactured or where Product, Components or API are stored, analysed, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws and what is otherwise set out in this Agreement or the Quality Agreement. If Client wishes to audit Patheon beyond the agreed limits set out in the Quality Agreement, except where the audit is required for cause, Client will pay to Patheon a fee of [***]. Under no circumstances will: (a) Client have a right of access to Patheon’s financial records or (b) any Patheon Competitor be permitted access to the Manufacturing Site.

7.5Regulatory Filings.

(a)

Regulatory Authority Documentation. Client will provide copies of all relevant documents relating to Regulatory Authority approval for the commercial manufacture, distribution and sale of the Product (“Regulatory Approval”) to Patheon as required under the Quality Agreement. Patheon will review and verify the accuracy of these documents in accordance with the Quality Agreement.

(b)	Deficiencies. If Patheon reasonably considers that that any regulatory information given by Client is inaccurate or deficient in any manner whatsoever (the

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“Deficiencies”), Patheon will without undue delay notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

(c)

Inspection by Regulatory Authorities. If Client does not give Patheon the necessary documents requested under this Section 7.5 or the Quality Agreement and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, following good faith discussion with Client, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents.

(d)

Pharmacovigilance. Client will be responsible, at its expense, for all pharmacovigilance obligations for the Product in accordance with Applicable Laws and the monitoring and management of post-marketing complaints and queries at its cost (including, without limitation, the reasonable cost of assistance required of Patheon under the Quality Agreement).

(e)

No Patheon Responsibility. Except as otherwise agreed in the Quality Agreement or otherwise agreed to in writing, Patheon will not assume any responsibility for: (a) the submission, accuracy or cost of any application for Regulatory Approval or related documentation (or the success of those applications) which relates specifically to the Product; (b) any activity that is required by Applicable Laws for Regulatory Approval (including pharmacovigilance and complaints handling, and preparation and submission of any regular quality or other update) which relates to the Product; or (c) any dealings with the relevant Regulatory Authority on behalf of Client for Regulatory Approval. Nothing in this Section 7.5 (e) is intended to limit Patheon’s liability for activities or services in relation to regulatory filings which Patheon has agreed to undertake. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities specifically in relation to the Products which are unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing. Patheon will be not be obliged to undertake these activities or to pay for the fees or costs until the parties reach agreement on scope and fees for Patheon’s assistance.

7.6Release.

The parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations relating to the Manufacturing Services. Nothing in this Agreement will remove or limit the authority of the relevant quality function (as specified by the Quality Agreement) to determine whether the Product will be released for sale or distribution.

7.7Withdrawal on Completion.

No later than [***] days following completion or permanent cessation of the Manufacturing Services at the applicable Manufacturing Site, Client will: (a) ensure that any regulatory filings relating to the Product are notified to the relevant authorities as withdrawn or amended to remove all references to the Manufacturing Site and, as applicable, Patheon or its Affiliates and their facilities (except in an historic context); and (b) provide to Patheon written confirmation of its compliance with this Section 7.7. If this time

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is not sufficient to meet the requirements of certain Regulatory Authorities, despite Client’s reasonable commercial efforts, then the period will be extended to meet the requirements of the relevant Regulatory Authority.

8.TERM AND TERMINATION

8.1Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31, 2026 (the “Initial Term”), unless terminated earlier by one of the parties for cause. This Agreement will automatically renew after the Initial Term for successive terms of [***] each if there is a Product Agreement in effect, unless (i) either party gives written notice to the other party of its intention to terminate this Agreement in Patheon’s case at least [***] and in Client’s case at least [***] before the end of the then current term or; (ii) this Agreement is terminated for cause. In any event, the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect. Each Product Agreement will have an initial term from the Effective Date of the Product Agreement until [***] of the Year agreed to by the parties in the Product Agreement (each, an “Initial Product Term”). Product Agreements will automatically renew after the Initial Product Term for successive terms of [***] each unless either party gives written notice to the other party of its intention to terminate the Product Agreement in Patheon’s case at least [***] and in Client’s case at least [***] before the end of the then current term.

8.2Termination for Cause.

(a)

Either party may terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of this Agreement or the Product Agreement within [***] (the “Remediation Period”) following receipt of a written notice of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party’s right to terminate this Agreement or a Product Agreement under this Section 8.2(a) may only be exercised for a period of [***] following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be considered to have waived the breach described in the Breach Notice. The right to terminate a Product Agreement under this Section 8.2(a) does not extend to any other Product Agreements where there has been no material breach of those other Product Agreements unless the breach is of such nature that it cannot reasonably be expected for the parties to continue to work together.

(b)

Either party may immediately terminate this Agreement or a Product Agreement upon written notice to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy or insolvency is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.

(c)	Client may terminate a Product Agreement upon written notice if any Authority takes any action, or raises any objection, that permanently prevents Client from selling the Product in the Territory.
(d)

Client may terminate a Product Agreement with respect to a Product for which manufacturing has not commenced upon [***] prior written notice if it intends to no longer order Manufacturing Services for a Product due to the Product’s discontinuance or if Client is obliged to cease selling a Product by order of a

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regulatory authority, a court order or for safety reasons. If this notice is not practical under the circumstances, the parties will negotiate in good faith an orderly termination or a commercially reasonable adjustment of the terms of the Product Agreement to reflect the discontinuance or cessation.

(e)

Patheon may terminate this Agreement or any Product Agreement upon [***] prior written notice if Client assigns under Section 13.4 any of its rights and obligations under this Agreement or a Product Agreement to an assignee that Patheon reasonably concludes, no later than [***] after the notice is received, is: (i) based upon publically available financial records, is objectively unlikely to be able to meet the obligations of this Agreement or a Product Agreement; or (ii) a Patheon Competitor.

(f)

Patheon may terminate any Product Agreement if payment in full of overdue, undisputed invoices is not received within [***] following the date of suspension of Manufacturing Services by Patheon under Section 5.4 if Patheon gives Client at least [***] prior written notice of its intent to terminate the Manufacturing Services.

(g)

If Client in any Year, following the Year in which the first Yearly Forecast Volume was provided, forecasts [***] for [***] during the term of a Product Agreement, then Patheon may terminate the Product Agreement by providing [***] prior written notice to Client. Within that period, Client may either: (i) withdraw the [***] forecast and re-submit a [***] forecast, after which Patheon will withdraw the termination notice; or (ii) negotiate other terms and conditions on which the Product Agreement will remain in effect.

8.3Obligations on Termination.

If a Product Agreement is completed, expires, or is terminated in whole or in part for any reason, then:

(a)

Client will take delivery of and pay for all undelivered Products that are manufactured or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was released. This Section 8.3(a) will not apply to Deficient Products as defined in Section 6.1;

(b)

Unless otherwise agreed, Client will purchase all Inventory that was purchased, maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon’s cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory), if the Inventory cannot reasonably be used by Patheon for other manufacturing for Client or a third party within [***] of the date of termination;

(c)

Client, at its own expense, will remove from the Manufacturing Site (or instruct Patheon to destroy or remove), within [***] following the completion, termination, or expiration of the Product Agreement, all unused API and Client-Supplied Components, all applicable Inventory (whether current or obsolete, which cannot be used by Patheon for other manufacturing for Client or a third party), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove Client Property or provide instruction for such property to Patheon within the [***] period, Client will pay Patheon [***]. Patheon may ship Client Property to

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Client or to an external warehouse at Client’s risk and expense. Patheon will invoice Client for these storage charges as set out in Section 5.3 of this Agreement. If Client fails to remove Client Property within [***] following the completion, termination, or expiration of the Product Agreement, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the mutually agreed cost of destruction;

(d)

If Patheon gives Client notice of non-renewal under Section 8.1, Patheon will continue to perform the Manufacturing Services in order to provide Client with an additional [***] supply of Product on the same terms and conditions as applied immediately before the Product Agreement is completed, expires or terminates; and

(e)

any completion, termination or expiration of this Agreement or a Product Agreement will not affect any prior outstanding obligations or payments due nor will it prejudice any other remedies that the parties may have under this Agreement, the Quality Agreement, a Product Agreement or any related Capital Equipment Agreement. Completion, termination or expiration of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Sections 1.3, 1.4, 5.1(e), 5.1(f), 5.4, 5.5, 6, 7.3, 8.3, 8.4, 9. 10, 11, 12, and 13 (except 13.6) all of which survive any completion, termination or expiration, as well as any other provisions that are by implication or otherwise intended to survive any completion, termination or expiration. Notwithstanding the foregoing, Section 6 will survive for five Years and Sections 8.4 and 9 will survive for three Years after any completion, termination or expiration of this Agreement or a Product Agreement. Where Patheon has agreed to provide stability services beyond the final supply of Product, the relevant provisions of this Agreement and the Quality Agreement will survive for the agreed duration of those stability services.

8.4Technology Transfer.

Following termination of a Product Agreement for any reason, or at Client’s request within [***] before the end of the term of the Product Agreement or [***], Patheon will provide assistance to transfer part or all of Client’s manufacturing process, know-how and analytical testing methodology for the Product to Client or a third party appointed by Client (“Technology Transfer”) to assist Client to manufacture the Product. Patheon will also disclose to Client any Patheon Intellectual Property that is reasonably required to manufacture the Product. Patheon will, upon request of Client, prepare a written reasonable proposal to perform the Technology Transfer. Client will pay any reasonable agreed fees for the Technology Transfer performed by Patheon.

9.REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

9.2Client Warranties.

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(a)	Non-Infringement. Client covenants, represents, and warrants that:
(i)

the Processing Instructions and Specifications for the Product are its or its Affiliate’s property and that Client may lawfully disclose the Processing Instructions and Specifications to Patheon for use in accordance with this Agreement;

(ii)

any Client Intellectual Property used by Patheon in performing the Manufacturing Services (A) is Client’s or its Affiliate’s unencumbered property, (B) may be lawfully used as directed by Client and agreed in this Agreement, and (C) to its knowledge does not infringe and will not infringe any Third Party Rights;

(iii)

the performance of the Manufacturing Services by Patheon or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement or any Product Agreement does not to Client’s knowledge infringe any Third Party Rights; and

(iv)

as of the Effective Date of the Agreement there are no actions or other legal proceedings involving Client or its Affiliates that concerns the infringement of Third Party Rights related to any of the Processing Instructions or Specifications, or any of the API or Client-Supplied Components, or the sale, use, or other disposition of Product made in accordance with the Processing Instructions.

(b)	Quality and Compliance. Client covenants, represents, and warrants that:
(i)	the Processing Instructions and Specifications for the Product conforms to all applicable cGMPs and Applicable Laws;
(ii)

on receipt by Patheon, the API will conform to the Specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled in accordance with Applicable Laws and will conform to the affirmations of fact on the container.

9.3Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)

it will perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, the Quality Agreement, and Applicable Laws and with the due skill and care of a professional and reputable contract manufacturer;

(b)

any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, (ii) may be lawfully used by Patheon, and (iii) to its knowledge does not infringe and will not infringe any Third Party Rights;

(c)

it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b) or under any other relevant regulatory rules; and

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(d)

it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States or any other jurisdiction for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act or other relevant legislations.

9.4Permits.

(a)

Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Product, including, without limitation, all marketing and post- marketing approvals, and any specific approvals referred to in the Quality Agreement.

(b)	Patheon will maintain at all relevant times when performing the Manufacturing Services all required governmental permits, licenses, approvals, and authorities.

9.5No Warranty.

PATHEON MAKES NO WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET OUT IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCT.

10.LIABILITY AND REMEDIES

10.1Consequential and Other Damages.

Neither party will be liable to the other in contract, tort, negligence, indemnity, or otherwise for: (i) any (direct or indirect), penalty, loss of profits, of anticipated savings, of business, of goodwill, or of use of the Product or costs of any substitute services; or (ii) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement; or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, provided that this limitation will not apply to damages arising from a party’s gross negligence or wilful misconduct and will not limit equitable remedies.

10.2Limitation of Liability.

(a)

Remedies for Deficient Product. If Client makes a Product Claim under Section 6.1 and the parties agree the Product is Deficient Product, or the Product is determined to be Deficient Product under Section 6, Patheon will promptly, at Client’s election, either:

(i)

replace the Product at Patheon’s cost (after which Patheon may invoice for the replacement, if Patheon has cancelled the first invoice and no money has been paid by Client for the Deficient Product) if Patheon is able to manufacture the replacement Product at the Manufacturing Site and contingent upon the receipt from Client of all API and Client- Supplied Components required for the manufacture of the replacement Product; or

(ii)	refund [***] of the Price paid for the Deficient Product (by credit or offset against other amounts due to Patheon under the Product Agreement).

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Except for the indemnity set out in Section 10.3 or if the Deficient Product was caused by Patheon’s gross negligence or wilful misconduct, any claim for expenses related to a Recall under Section 6.2(c), and compensation for loss of API included in the Deficient Product up to the maximum amount set out in Section 10.2 (b), the remedy under this Section 10.2, if applicable (including in the case of Recall), will be Client’s sole remedy in contract, tort, negligence, equity or otherwise, for Deficient Product. Notwithstanding the foregoing, Client will receive the full benefit of any insurance recovery by Patheon for loss of Product, Client-Supplied Components or API.

The remedy under this Section 10.2, if applicable (including in the case of Recall), will apply only to the extent that the affected Deficient Product is unsold to a final customer (e.g. a patient in the market), returned (including but not limited to by a final customer (e.g. a patient), or destroyed or otherwise disposed of by Client in accordance with this Agreement.

(b)

API. Without limitation on the provisions of Appendix 3, under no circumstances whatsoever will Patheon be liable to Client in contract, tort, negligence, indemnity, or otherwise for any loss or damage to the API. Patheon’s maximum aggregate liability for loss of or damage to the API will not exceed on a per Product basis [***]% of revenues (being payments of the Price) received by Patheon for that Product under the applicable Product Agreement during the previous Year (or, until the end of the first calendar Year, the expected revenue for that Product if the agreed Yearly Forecast Volumes were ordered). This limitation of liability will not apply to the extent the loss or damage to the API was caused by Patheon’s gross negligence or wilful misconduct. Notwithstanding the foregoing, Client will receive the full benefit of any insurance recovery by Patheon for loss of API.

(c)

Maximum Liability. In any Year, in addition to the specific remedies under Section 10.2(a) for Deficient Product, Patheon’s maximum aggregate liability to Client under or in connection with this Agreement or any Product Agreement (however arising, including contract, tort, negligence, indemnity, losses of API, or otherwise) will not exceed on a per Product basis [***]% of revenues (being payments of the Price) received by Patheon for that Product under the applicable Product Agreement during the previous Year (or, except in the case of the first Year, [***]% of the expected revenues for that Product if the agreed Yearly Forecast Volumes were ordered). This limitation of liability will not apply to any liabilities arising from Patheon’s gross negligence or wilful misconduct, or from breach of its Confidentiality obligations under Article 11, its obligations related to Intellectual Property under Article 12, or to its indemnity obligations under Section 10.3.

(d)

Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement will act to exclude or limit either party’s liability for personal injury (including but not limited to medical care and monitoring) or death caused by the negligence, breach of any requirements of this Agreement of either party or fraudulent misrepresentation.

10.3Patheon Indemnity.

(a)

Patheon agrees to defend and indemnify Client, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) incurred by them to the extent resulting from or arising out of or in connection with any third party claims resulting from (a) Patheon’s infringement of any Third Party Rights in Patheon’s

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processes used to perform the Manufacturing Services; (b) Patheon’s breach of any obligation under this Agreement or the inaccuracy or breach of any representation or warranty made by Patheon; or (c) any claim for bodily injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Client, its officers, employees, or Affiliates.

(b)

If a claim occurs, Client will: (i) promptly notify Patheon of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Patheon in the defense of the claim; and (iv) permit Patheon to control the defense and settlement of the claim, all at Patheon’s cost and expense.

10.4Client Indemnity.

(a)

Client agrees to defend and indemnify Patheon, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) incurred by them to the extent resulting from or arising out of or in connection with any third party claims resulting from (a) Client’s infringement of any Third Party Rights in or to the Products or that relates to the manufacture of the Product by a proprietary process disclosed by Client; (b) Client’s breach of any obligation under this Agreement or the inaccuracy or breach of any representation or warranty made by Client; (c) Patheon’s use of Client’s Intellectual Property to perform the Manufacturing Services; or (d) any claim of bodily injury or property damage to the extent that the injury or damage arises other than from a breach of the relevant Product Agreement or this Agreement by Patheon, including, without limitation, any representation or warranty contained in this Agreement, except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Patheon, its officers, employees, or Affiliates.

(b)

If a claim occurs, Patheon will: (i) promptly notify Client of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Client in the defense of the claim; and (iv) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense.

10.5Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Section 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Product. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Product because Client has developed and holds the marketing approval for the Product, Client requires Patheon to manufacture and label the Product strictly in accordance with the Processing Instructions, requirements in this Agreement and the Quality Agreement, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Product.

10.6Validation Batches.

Where Product is manufactured by Patheon (or any of its Affiliates) under a separate pharmaceutical development or technology transfer agreement (the “Development Agreement”) and then released by Patheon for commercial sale or distribution by Client, the performance of the applicable

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pharmaceutical development or technology transfer services including the manufacture of the Product will be governed by the terms of the Development Agreement and will not be subject to the terms and conditions of this Agreement. The terms of this Agreement and the applicable Product Agreement will apply to any Product during the commercial supply phase (including validation batches) after release by Patheon.

11.CONFIDENTIALITY

11.1Confidential Information.

“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients and its clients’ confidential information, finances, marketing, products and processes and all price quotations, distribution, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party’s Representatives containing Confidential Information will be considered Confidential Information. Samples or materials provided under this Agreement as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. A party’s rights and obligations under this Section 11 will apply to any Confidential Information that is disclosed by or received by that party’s Representatives. For the purposes of this Section 11, a party receiving Confidential Information under this Agreement (including through its Representatives) is a “Recipient”, and a party disclosing Confidential Information under this Agreement (including through its Representatives) is the “Disclosing Party”. The existence, parties to, and terms of this Agreement or of any Product Agreement will be considered Confidential Information.

11.2Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will not be less than those exercised by Recipient for its own confidential or proprietary Confidential Information of a similar nature.

11.3Exclusions.

The obligations of confidentiality in this Section 11 will not apply to the extent that the Recipient can demonstrate that Confidential Information:

(a)	is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;
(b)	is in the Recipient’s possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient’s breach of any legal obligation;

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(c)

is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, if the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party for the Confidential Information;

(d)	is independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information as evidenced by Recipient’s written records; or
(e)	is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information is not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information are covered by exceptions in this Section 11.3, unless the combination itself is covered by any of those exceptions.

11.4Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure and limit the required disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out in this Agreement. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.

11.6Marking.

The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within 30 days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form.

11.7Return of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies, summaries, compilations, analyses or other notes derived from the Confidential Information except for (i) one copy which may be maintained by the Recipient for its records; and (ii) any data back-ups made in the ordinary course of business. The retained copy will remain subject to all confidentiality provisions contained in this Agreement. Client will not

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unreasonably require the return of Confidential Information that is necessary or useful to perform the Manufacturing Services.

11.8Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Section 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive or other equitable relief to prevent breaches of this Section 11 and to specifically enforce Section 11 in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Section 11 but will be in addition to any and all other remedies available at law or in equity.

12.INTELLECTUAL PROPERTY

12.1Inventions.

(a)

For the term of this Agreement, Client grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property solely for the purpose of Patheon to perform the Manufacturing Services for Client.

(b)	All Client Intellectual Property will be the exclusive property of Client.
(c)

All Intellectual Property generated or derived by Patheon while performing the Services, to the extent it is specific to, or dependent upon, the development, manufacture, use or sale of the Product that is subject to the services or other Client Intellectual Property, Client Inventions, Client Know-How or Client Confidential Information (“Non-Severable Intellectual Property”), will be the exclusive property of Client and Patheon hereby assigns all rights, title and interest in such Non-Severable Intellectual Property to Client. Patheon will, upon Client’s request and at Client’s expense, execute all documents and do all things reasonably necessary to vest the entire right, title and interest to the Non-Severable Intellectual Property in Client.

(d)

All Intellectual Property generated or derived by Patheon while performing the Services which is not specific to, or dependent upon, Client´s Product, Client Intellectual Property, Client Inventions, Client Know-How or Client Confidential Information and which has application to manufacturing processes, delivery systems, the formulation or development of drug products (“Severable Intellectual Property”) will be the exclusive property of Patheon.

(e)

All Patheon Intellectual Property will be the exclusive property of Patheon. Unless Patheon identifies in advance of the start of manufacturing any specific Patheon Intellectual Property that will be subject to a separate licensing agreement between the parties, Patheon grants to Client a non-exclusive, perpetual, fully paid-up, royalty-free, sub-licensable transferable license of the Patheon Intellectual Property and Severable Intellectual Property used by Patheon in the manufacture of the Product for use in relation to the manufacture of the Product as well as to exploit the Product (including but not limited to distribution and sale).

(f)	Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

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(g)

Patheon will give the Client written notice, as promptly as practicable, of all Inventions which can reasonably be considered to be improvements or other modifications of the Product, processes or technology owned or otherwise controlled by the Client or other Client Intellectual Property.

12.2Intellectual Property.

Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in this Agreement or otherwise in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.MISCELLANEOUS

13.1Insurance.

During the term of this Agreement and for three Years thereafter, each party will maintain insurance coverage of the types and in the amounts typically carried by companies in each party’s respective business. In addition, Patheon will maintain property damage insurance coverage for any loss of Product, Client- Supplied Components or API in its possession (including damage caused by fire, storms, flooding and thefts). If requested each party will give the other a certificate of insurance evidencing its insurance cover and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability.

13.2Independent Contractors.

The parties are independent contractors and this Agreement and any Product Agreement does not create between the parties any other relationship such as, by way of example only, that of employer and employee, principal and agent, joint-venturers, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.3No Waiver.

Neither party’s failure to require the other party to comply with any provision of this Agreement or any Product Agreement will be considered a waiver of the provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.

13.4Assignment.

(a)

Patheon may not assign this Agreement or any Product Agreement without Client’s written consent this consent not to be unreasonably withheld, Client may refuse to consent to an assignment if the assignment would have an effect on any regulatory filing for the Product.

(b)

Subject to Section 8.2(e), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon. Client will give Patheon prior written notice of any assignment as soon as it is permitted to do so and the assignment will be effective, as concerns Patheon, only after receipt of the notice. In connection with any such assignment, the assignee will covenant in writing to be bound with respect to Patheon by the terms of this Agreement or the Product Agreement binding on Client.

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(c)

Despite the preceding provisions of this Section 13.4, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business related to this Agreement. Notwithstanding the foregoing, Patheon may not assign this Agreement or any Product Agreement to an Affiliate or a successor without Client’s consent if the assignment would have an effect on any regulatory filing for the Product. The assigning party will give the on-assigning party prior written notice of any assignment as soon as it is permitted to do so and the assignment will be effective, as concerns the non- assigning party, only from and after receipt of the notice. In connection with any such assignment, the assignee will covenant in writing to be bound with respect to the non-assigning party by the terms of this Agreement or the Product Agreement binding on the assigning party.

13.5Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party’s reasonable control, including, but not limited to, strikes or other labor disturbances (with the exception of labour disturbances which are within a party’s reasonable control), lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, cyber-attacks, fires, floods, storms, lack of or inability to obtain fuel, power or components due to a general shortage in the market, or compliance with any order, regulation, or enforcement decision of any government entity (a “Force Majeure Event”). Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.

A party affected by a Force Majeure Event will:

(a)

promptly in writing notify the other party, explaining the nature, details and expected duration of the event. The party will also notify the other party from time to time as to when the affected party reasonably expects to resume performance in whole or in part of its obligations hereunder, and notify the other party of the cessation of the event; and

(b)	use commercially reasonable efforts to resume full performance of its obligations under this Agreement as soon as practical; and
(c)

pending this resumption, use its commercially reasonable efforts to mitigate the effects of the Force Majeure and to facilitate any efforts that the other party may make to procure an alternative method by which its obligations under this Agreement may be performed.

If a party anticipates that a Force Majeure Event may occur, that party will notify the other party of the nature, details and expected duration of the event.

If, as a result of Force Majeure, Patheon is unable to provide the Manufacturing Services and supply the full amount of Product ordered by Client or which Client would have ordered but for the circumstances, then:

(a)

Client will purchase the amount of Products Patheon is able to supply, but at the Price which would have applied had Patheon been able to Supply and had Client purchased the quantities actually required by Client, and the amount Client would

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have ordered but for the Force Majeure will be taken into account when calculating any volume discount as if Client had purchased the full amount from Patheon; and

(b)

if the circumstances continue or are forecasted to continue for more than [***], Patheon will use commercially reasonable efforts to offer to Client alternative capacity or Supply for Product (at prices and on terms to be agreed) which can be operable within a further [***], to standards compliant with the Quality Agreement.

If, as a result of Force Majeure Event, Client is unable to take or use the Product which has been ordered, or which would have been ordered but for Client’s inability to take or use the Product, Client will only be obliged to purchase Products for which Firm Orders have been placed.

If a Force Majeure prevails for a continuous period in excess of [***], Client may terminate this Agreement, or any Firm Order (including adjusting its forecast and subsequently any applicable Minimum Market Requirement, Annual Volume, and Minimum Order Quantity for that Year affected by the Force Majeure) with immediate effect, by giving written notice to Patheon.

13.6Additional Product and Services.

Additional Product may be added to, or existing Product deleted from, any Product Agreement by amendment to the Product Agreement including its Schedules as applicable. If Client requests services other than those expressly set out in this Agreement or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), or any cost items that are specifically excluded from the Price, Patheon will provide a written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be agreed in writing by the parties.

13.7Notices.

Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted under this Agreement will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or email addresses set out below:

If to Client:

Calliditas Therapeutics
AB Kungsbron 1, C8
111 22 Stockholm Sweden
Attention: CEO
Email address: [***]

With a copies to: [***]

If to Patheon:

Patheon Pharmaceuticals Inc.
2110 East Galbraith Road
Cincinnati, OH 45237
Attention: Director of Legal Services
Email address: [***]

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or to any other addresses or email addresses given to the other party in accordance with the terms of this Section 13.7. Notices or written communications made or given by personal delivery, or email will be considered to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt (supported by reasonable written evidence), whichever is sooner.

13.8Severability.

If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.9Entire Agreement.

This Agreement, together with its Appendices, the applicable Product Agreement, Capital Equipment Agreement (if any), and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter of the Agreement and supersedes all previous written or oral negotiations, commitments, representations, agreements, transactions, or understandings concerning the subject matter of this Agreement. The basis of the parties’ agreement is set out expressly and they have not been induced by or relied on any statement or representation that is not set out in this Agreement. Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be the Product Agreement to the extent it modifies this Agreement, this Agreement, and the Quality Agreement (except that the Quality Agreement will prevail in relation to quality matters).

13.10Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by the parties will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of a party to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.

13.11No Third Party Benefit or Right.

Nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement. In particular, the Contracts (Rights of Third Parties) Act 1999 will not apply to this Agreement and no person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of any party) will have the right (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise) to enforce any term of this Agreement that expressly or by implication confers a benefit on that person without the express prior agreement in writing of the parties which agreement must refer to this Section 13.5. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

13.12Execution in Counterparts.

This Agreement and any Product Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

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13.13Use of Name.

Neither party may use the other party’s name, trademarks or logo or any variations of them, alone or with any other word or words, without the prior written consent of the other party.

13.14Taxes.

(a)VAT. Any payment due to Patheon under this Agreement or a Product Agreement in consideration for the provision of Services to Client by Patheon is exclusive of value added taxes (“VAT”), sales taxes or similar taxes, including any related interest and penalties that are not attributable to Patheon or Patheon’s conduct (together, “Transaction Tax”).

Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Client are issued in a way to meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.

If Patheon is acting as Client’s buying agent, Patheon will always charge to Client Transaction Tax in the relevant territory in addition to the amount paid by Patheon to supplier, if and as agreed in a separate agreement between the parties regulating Patheon’s role as buying agent.

Reference to the Services in this Section also includes any element (or the entirety) of the Services characterized as a supply of goods by Patheon, it’s subcontractor or any tax authority for Transaction Tax purposes.

(b)Duties. Client will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties not attributable to Patheon or Patheon’s conduct) (together, “Duties”) however designated, arising from the sale of Product by Patheon to Client or its Affiliates or designees including (without limitation) those imposed as a result of the shipping of materials (including Drug Substance, materials, components and finished Client Product) to, or from Patheon Facilities if applicable, provided however, that Duties will be excluded from the Price unless it has been agreed in writing that a specific Duty will be included in the Price. If these Duties are incurred by Patheon, then Patheon will be entitled to invoice Client for these Duties at the time that they are incurred.

(c)Withholding Tax. Where any sum due to be paid to Patheon hereunder is subject to any withholding or similar tax, Client will pay the withholding or similar tax to the appropriate government authority and deduct the amount then due to Patheon in a timely manner and without undue delay transmit to Patheon an official certificate or other evidence of the withholding sufficient to enable Patheon to claim payment of these taxes. The parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations for royalties (if applicable), milestone payments, and other payments made by a party to the other party under this Agreement or a Product Agreement.

Patheon will provide Client any tax forms that may be reasonably necessary in order for Client not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

Each party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, or similar obligations resulting from payments made under this Agreement or a Product Agreement, any recovery to be for the benefit of the party bearing the withholding tax.

13.15Governing Law and Dispute Resolution.

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This Agreement and any Product Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation are governed by the laws of England and Wales without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law. The parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

The parties will first try to resolve any dispute (which is not a Technical Dispute) arising out of or in connection with this Agreement, including any question relating to its existence, negotiation, validity, formation, interpretation, breach, performance, termination or application (“Dispute”) according to the negotiation procedure set out in Appendix 2. If a Dispute is not resolved during the negotiation procedure, the Dispute will be referred to and finally resolved by arbitration under the London Court of International Arbitration (LCIA) Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators will be one. The seat, or legal place, of arbitration will be London, England. The language to be used in the arbitral proceedings will be English.

[Signature page to follow]

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This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

PATHEON PHARMACEUTICALS INC.		CALLIDITAS THERAPEUTICS AB

By:	/s/ Miguel Faustino	By:	/s/ Renee Aguiar-Lucander
Name:	Miguel Faustino	Name:	Renee Aguiar-Lucander
Title:	VP & GM - Cincinnati Regional Op	Title:	CEO
Date:	13 December 2020	Date:	30 December 2020

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APPENDIX 1 – Form of Product Agreement

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Schedule A – Commercial Supply Pricing

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APPENDIX 2 – Dispute Resolution

Negotiation

If any dispute arises out of this Agreement or any Product Agreement, the parties will first try to resolve it amicably. Any party may send a notice of a dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice, an appropriate single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative as required above: for Technical Disputes, the expert determination procedure may be started by either party; and for all other Disputes, each party will refer the dispute immediately to the Chief Operating Officer or equivalent (or another senior manager as he/she may designate) (“Senior Officers”) who will meet and discuss as necessary to try to resolve the Dispute amicably. If the Dispute is not resolved by the Senior Officers within 30 calendar days after the Dispute was referred to them, the Dispute may be referred to the London Court of International Arbitration as set out in Section 13.16 of the Agreement.

Technical Disputes

If a dispute arises between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement, including conformance of Product to applicable Specifications (a “Technical Dispute”), the parties will use all reasonable efforts to resolve the dispute by amicable negotiations as provided above. If the parties are unable to resolve a Technical Dispute by negotiation, the Technical Dispute will, at the written request of either party, be referred for determination to an expert in the following manner:

(a)

Appointment of Expert. Within ten Business Days after the written request, the parties will appoint a single agreed expert with experience and expertise in the subject matter of the dispute. If the parties fail to agree the appointment within that period, then either party may request that a neutral from the International Institute of Conflict Prevention and Resolution appoints a suitable expert (and both parties will accept that appointment in the absence of evident conflict or bias). As a condition of the expert’s appointment, the parties will ensure that the expert agrees to disclose any actual or potential conflicts of interest promptly as they arise. The parties do not intend that the expert acts as an arbitrator.

(b)

Procedure. The parties will require the expert to provide an opinion on each referred issue (with reasonably detailed reasoning) within 15 Business Days (or as agreed by the parties with the expert). Each party will give to the expert all the evidence and information within their respective possession or control as the expert may reasonably request, which they will disclose promptly and in any event within five Business Days of a written request from the expert to do so. At all times the parties will co-operate in good faith and seek to narrow and limit the issues to be determined.

(c)

Final and Binding. The determination of the expert will, except for fraud or manifest error or where an unapproved conflict of interest is discovered, be final and binding upon the parties with respect to the referred Technical Dispute.

(d)

Costs. Each party will bear its own costs for any matter referred to an expert under this Appendix 2 and, in the absence of express agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

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APPENDIX 3 – API Yield Calculation

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APPENDIX 4 – Price Adjustments

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